EXHIBIT 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149602, 333-137502, 333-141260 and 333-157492) pertaining to the 2006 Equity Incentive Plan, the 2006 Director Option Plan, the 2006 Employee Stock Purchase Plan and the 2009 Inducement Equity Incentive Plan of Riverbed Technology, Inc. of our reports dated February 11, 2010, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc., and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

February 11, 2010